Exhibit 99.8(g)(ii)

Execution Copy

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT (this “Amendment”) is made as of the 30th day of November, 2020, by and among PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY, a life insurance company organized under the laws of the State of Alabama (the “Company”), acting herein for and on behalf of itself and on behalf of each separate account set forth in Schedule B to the Participation Agreement between the parties (the “Separate Accounts”); ROYCE CAPITAL FUND (the “Fund”); and ROYCE FUND SERVICES, LLC (formerly Royce Fund Services, Inc.) (the “Distributor” and collectively with the Fund, “Royce”).

RECITALS

WHEREAS, the Company and Royce are parties to a certain Participation Agreement dated November 1, 2009 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to expressly provide that the Company may offer the portfolios of the Fund as investment accounts in certain Separate Accounts and Contracts that are exempt from registration under the federal securities laws;

WHEREAS, the parties further desire to amend the Agreement to update the separate accounts and insurance contracts listed in Schedule B; and,

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the parties agree to amend the Agreement as follows:

  In the preamble to the Agreement, the ninth “WHEREAS” clause is hereby deleted in its entirety and replaced with the following:

  WHEREAS, the Company has registered or will register certain Variable Insurance Products under the 1933 Act unless such Variable Insurance Products are exempt from registration under the 1933 Act; and

  Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

  The Company represents and warrants that the interests of the Accounts (the “Contracts”) are or will be registered under the 1933 Act, or are or will be exempt from registration under the 1933 Act, and will maintain such registration under, or exemption from, the 1933 Act and the regulations thereunder to the extent required by the 1933 Act and such regulations; that the Contracts will be issued in compliance with all material respects with applicable federal law and state laws and regulations.  The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the Alabama Insurance Law and the regulations thereunder and has registered or, prior to any issuance of the Contracts, will register and will maintain the registration of each Account as a unit investment trust in accordance with, and to the extent required by, the provisions of the 1940 Act and the regulations thereunder to serve as a segregated investment account for the Contracts, unless the Account is exempt from registration under the 1940 Act. The Company shall amend its registration statement for its contracts under the 1933 Act and the 1940 Act from time to time if required and shall maintain any applicable exemptions from the 1933 Act and the 1940 Act in order to effect the continuous offering of its Contracts.

  Schedule B. Schedule B to the Agreement is hereby deleted in its entirety and replaced with Schedule B as attached hereto.

  Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

  Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

  Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

[Remainder of Page Intentionally Left Blank]

Execution Copy

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

On its behalf and each Separate Account named in

Schedule B to the Agreement

By:
_/s/Steve Cramer_____________________
Name:
___Steve Cramer_________________
Title:
Chief Product Officer- Retirement Division

ROYCE CAPITAL FUND

By:
__/s/ Christopher D. Clark______
Name:
Christopher D. Clark
Title: President

ROYCE FUND SERVICES, LLC

By:_/s/ Steven M. Lipper______
Name: Steven Lipper
Title: President

Execution Copy

SCHEDULE B
SEPARATE ACCOUNTS AND CONTRACTS

Separate Account
Contracts
-------------------------------------------------------------   -----------------------------------------------------
PLAIC Variable Annuity Account S
Schwab Genesis Variable Annuity NY
Schwab Genesis Advisory Variable Annuity NY

Protective NY COLI VUL
Protective Executive Benefits Registered
VUL NY

Protective NY COLI PPVUL
Protective Executive Benefits Private Placement VUL NY

Variable Annuity Account A of Protective Life
ProtectiveRewards Elite NY
ProtectiveAccess XL NY
ProtectiveRewards II NY
Protective Variable Annuity NY, Series B, C and L
Protective Variable Annuity II B Series NY
Protective Investors Benefit Advisory NY Variable Annuity